  UNDERWRITING AGREEMENT
Amendment No. 4

May 12, 2010

 The Underwriting Agreement dated February 1, 2004 and amended May 1, 2006, January 1, 2008 and July 11, 2008 (the “Agreement”) by and between Sun Capital Advisers Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), and Clarendon Insurance Agency, Inc. (the “Underwriter”) is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the attached revised Schedule A which reflects the following changes:

(a) the adoption of a new subadviser for the following fund:  SC Columbia Small Cap Value Fund, formerly the SC Dreman Small Cap Value Fund; and

 (b) the adoption of the following name change:  SC Invesco Small Cap Growth Fund (formerly the SC AIM Small Cap Growth Fund); and

(c) the payment of fees on a semi-monthly basis (i.e., twice per month), rather than on a monthly basis.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	SUN CAPITAL ADVISERS TRUST,
on behalf of each series listed onSchedule A

By:            /s/ Maura A. Murphy                                                                By:           /s/John T. Donnelly
    Maura A. Murphy                                                                       John T. Donnelly
    Secretary                                                                           President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

By:           /s/ Michelle D’Albero
    Michelle D’Albero
                                                                            Authorized Signer

By:           /s/William T. Evers
   William T. Evers
    Authorized Signer

Schedule A
Effective Date:  May 12, 2010

	Initial Class	Service Class
Sun Capital Investment Grade Bond Fund	None	*
Sun Capital Global Real Estate Fund	None	*
Sun Capital Money Market Fund	None	*
SC Davis Venture Value Fund	None	*
SC Oppenheimer Main Street Small Cap Fund	None	*
SC Oppenheimer Large Cap Core Fund	None	*
SC WMC Large Cap Growth Fund	None	*
SC WMC Blue Chip Mid Cap Fund	None	*
SC Lord Abbett Growth & Income Fund	None	*
SC Goldman Sachs Mid Cap Value Fund	None	*
SC Goldman Sachs Short Duration Fund	None	*
SC PIMCO High Yield Fund	None	*
SC PIMCO Total Return Fund	None	*
SC Ibbotson Moderate Fund	None	*
SC Ibbotson Balanced Fund	None	*
SC Ibbotson Growth Fund	None	*
SC Invesco Small Cap Growth Fund	None	*
SC AllianceBernstein International Value Fund	None	*
SC BlackRock Inflation Protected Bond Fund	None	*
SC Columbia Small Cap Value Fund	None	*

* Underwriter shall be paid a distribution and/or service fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares in accordance with the Trust’s Distribution and Service Plan for such class.  The fee will be accrued daily and paid at two times each month, once on the 15th day of the month and once on the last day of the month, in each case, within thirty (30) business days after the end of the payment period.